Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of earliest event reported: December 31, 2002

Manhattan Associates, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia (State or Other Jurisdiction of Incorporation)	0-23999 (Commission File Number)	58-2373424 (I.R.S. Employer Identification No.)

2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)

(770) 955-7070
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     On December 31, 2002, Manhattan Associates, Inc. (the “Company”) acquired certain of the assets of Logistics.com, Inc. (“Logistics.com”) for a purchase price of $20,068,055 cash pursuant to an Asset Purchase Agreement (the “Agreement”) with Logistics.com entered into on December 13, 2002. The Company placed $1,500,000 of the purchase price in escrow for up to one year to secure any claims for indemnification by the Company against Logistics.com. The purchase also includes the assumption of selected liabilities of Logistics.com. The Company paid the purchase price out of available cash and cash equivalents held by the Company.

     In addition to the tangible assets of Logistics.com existent as of December 31, 2002, the Company acquired certain intangible assets, principally Logistics.com’s intellectual property, including its transportation logistics planning and execution systems; Logistics.com’s customer base, which consists of businesses in or serving the transportation needs of the retail, consumer goods, food/grocery, high-tech and industrial markets; and the experience of both Logistics.com and a number of its key employees who have entered into employment agreements with the Company.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.

     It is impracticable to provide all of the required financial statements for Logistics.com at this time. The Company will file such financial statements by amendment as soon as practicable, but no later than March 17, 2003.

     (b)  Pro Forma Financial Information.

     It is impracticable to provide the required pro forma financial statements for Logistics.com at this time. The Company will file such financial statements by amendment as soon as practicable, but no later than March 17, 2003.

     (c)  Exhibits.

     The following exhibits are furnished in accordance with Item 601 of Regulation S-K.

2.1	Asset Purchase Agreement, dated December 13, 2002, by and between Manhattan Associates, Inc. and Logistics.com, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Manhattan Associates, Inc.

	By:	/s/ Edward K. Quibell

Edward K. Quibell Senior Vice President and Chief Financial Officer

Dated: January 15, 2003